UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 – K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
the Securities Exchange Act of 1934

Date of Report:           August 9, 2007

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number           001-08123

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code:    (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR   240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On August 9, 2007, we issued a press release announcing our financial results for our fourth quarter and fiscal year ended June 30, 2007.   The full text of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.

In a conference call discussing the press release, management disclosed certain information which may be considered important to certain shareholders.

Backlog as of June 30, 2007 was $45.1 million, compared to $24.5 million last year, primarily due to the inclusion of the $20 million New York City contract awarded to the Intersection Control segment in January 2007.  Intersection Control backlog increased to $28.7 million from $10.1 million last year.  For the Inform segment, backlog increased $2.1 million, or 36% from last year, to $7.8 million.  Protect and Direct backlog remained consistent at $8.6 million.

The net loss per share reported for fiscal years 2007 and 2006 included a gain on the sale of assets, a gain on legal settlements as well as an asset impairment charge, restructuring costs and related inventory write-offs within the Intersection Control segment.  The tables to the press release include a reconciliation of these items from the GAAP operating loss to a non-GAAP operating profit.   Excluding these items from the GAAP income before income taxes and applying our effective income tax rate of 38%, net earnings per share for fiscal 2007 increased to $0.30 per diluted share from a loss per share of $0.01 per diluted share for fiscal 2006.

International sales for fiscal 2007 increased 7% to another record of $23.4 million from $21.8 million last year primarily due to increased sales of Triton® water-filled barriers and crash cushions in the Asia-Pacific region.  We expect international sales may reach $28 million for fiscal 2008.

The operating margin for our Protect and Direct segment reached our targeted level of 20% for fiscal 2007, and we expect the margin to expand in fiscal 2008.  The operating margin for our Inform segment was a record of 13% for fiscal 2007, and we expect the margin may increase to 15% for fiscal 2008.  The Intersection Control segment recorded an operating loss for fiscal 2007.  However, the operating loss was much less than it was in fiscal 2006 as we have reduced approximately $6 million in annualized overhead and fixed costs.   For the fourth quarter of fiscal 2007, the Intersection Control segment also recorded an operating loss with sales below its break-even level of $8 to $8.5 million, although the loss was significantly reduced compared to the fourth quarter of fiscal 2006.  We expect to begin recording revenue relating to the $20 million New York City contract in the second half of fiscal 2008, and we estimate typical production levels to be about $750,000 in sales per month, although there are no monthly minimum shipments required.

For fiscal 2008, depreciation and amortization is budgeted at $5 million.  Capital expenditures are estimated to be approximately $3.5 million dollars for fiscal 2008.  Our effective income tax rate is estimated to be 38% for the year.

A conference call discussing the press release was recorded and is available for replay through Thursday, August 16, 2007.  To access the replay, please call (888) 286-8010 and enter passcode 64214058; the recorded web cast will also be available at “www.quixotecorp.com”.

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, projections, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts.  Actual results may differ materially from those expressed or implied by the forward-looking statements contained in this report.  Forward-looking statements are subject to numerous risks, uncertainties and assumptions about us and our business.  These risks and uncertainties are discussed in our annual report on Form 10-K for the year ended June 30, 2006 and subsequent quarterly reports on Form 10-Q.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

The information in this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01          Financial Statements and Exhibits.

The following Exhibits are included herein:

(d)           Exhibits

 99      Press Release issued by Quixote Corporation, dated August 9, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE:	August 9, 2007	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial
Officer and Treasurer
(Chief Financial & Accounting
Officer)